UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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SANMINA CORPORATION

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Supplement to Proxy Statement for
2022 Annual Meeting of Stockholders
To Be Held on Monday, March 14, 2022

Explanatory Note

This proxy statement supplement, dated March 3, 2022 (this “Supplement”), further supplements the Proxy Statement of Sanmina Corporation (the “Company,” “Sanmina” or “we”) dated January 27, 2022 (the “Proxy Statement”), which the Company previously made available to its stockholders in connection with the solicitation of proxies by the Company’s board of directors (the “Board of Directors”) for use at the Company’s 2022 annual meeting of stockholders, and at any adjournment or postponement thereof (the “2022 Annual Meeting”). This Supplement updates the Proxy Statement, as previously supplemented on February 9, 2022 and February 14, 2022, and should be read in conjunction with it.

The sole purpose of this Supplement is to provide stockholders with additional information concerning the nature of feedback provided by our stockholders following the Company’s 2021 say-on-pay vote and the actions taken by the Compensation Committee of the Board of Directors of the Company in response thereto.

Stockholder Feedback and Our Responses

At our 2021 annual meeting of stockholders, we received 60.5% support for the compensation of our named executive officers. We recognize that this level of support shows concerns about our executive compensation program. As a result, subsequent to the 2021 annual meeting, we invited stockholders representing 70% of our outstanding shares to meet with certain members of our management and our Compensation Committee. We met with stockholders representing 43% of outstanding shares, with stockholders representing the remaining 27% of outstanding shares indicating that they did not require a meeting or not responding. During these meetings, we solicited feedback about our business, corporate governance and executive compensation program.

None of the stockholders we met with subsequent to the 2021 annual meeting expressed a desire for additional changes to our CEO’s pay or our executive compensation program. As a result, the proxy statement for the 2022 annual meeting could not include a description of any such feedback or actions taken in response thereto.

We believe the lack of stockholder feedback on executive compensation subsequent to the 2021 annual meeting resulted from the substantial changes we made to our executive compensation program in 2020 and 2021 in response to prior stockholder and Proxy Advisory firm feedback, which included:

■	Maintaining a high percentage (53%) of total target compensation comprised of performance-based long-term incentives for the CEO;
■	Reducing the number of performance metrics in the annual bonus plan and eliminating duplication of annual bonus plan metrics with the metrics used in long-term incentive awards;
■	Ceasing to award “all or nothing” long-term incentives and instead adopting a sloped relationship between performance and earned pay, consistent with market practices;
■

Approving equity awards with a variable payout (65% to 135%) based upon a three-year cumulative non-GAAP EPS target and, at the discretion of the Compensation Committee, relative TSR compared to peers, with a minimum performance threshold for any payout; and

■	Applying our Clawback Policy to apply to equity awards.

Not having received further stockholder feedback on our executive compensation program subsequent to the 2021 annual meeting, no new significant changes were made to such program for 2022, although we did improve the transparency of disclosure concerning our STI program, as further described below.

Specific areas of discussion during our meetings with stockholders subsequent to the 2021 annual meeting and our responses and actions taken in response are summarized below:

Areas of Discussion	Sanmina’s Response/Actions
Provide more clarity on the calculation of performance and payout for our STI plan
■Beginning with our 2022 proxy statement, Sanmina is providing the actual performance/ payout matrix used by the Compensation Committee to determine the Corporate Performance Factor and executive officer bonuses under our STI plan and will continue to do so in future proxy statements.

Board Diversity Disclosure
■The Company enhanced its diversity disclosures for the 2022 proxy statement.
■The Company added Susan Johnson to its Board in December 2021.
■Sanmina had three female directors and two diverse directors as of December 31, 2021.
■Sanmina complies with the NASDAQ Board diversity requirements.
■Sanmina currently complies with the Board diversity requirements of California SB-826 and AB-979.
■We are committed, in the Board recruiting process, to ensuring the Board is diverse and brings a broad set of skills and experience.

Ongoing Process for Board Refreshment/Succession/Tenure
■As mentioned above, the Company added Susan Johnson to its Board in December 2021.
■Long-standing Board member and Lead Independent Director, Jackie Ward, is retiring upon the date of the 2022 annual meeting.
■Average Board tenure will decrease as new members are expected to join the Board over the next 18 months.
■We have a robust Board evaluation process that is led by NGC.

Lead Independent Director
■The Board of Directors believes in the importance of having a qualified Lead Independent Director in place at all times given the combined role of Chairman and CEO at Sanmina. As a result, upon Ms. Ward’s retirement at the 2022 annual meeting, the Board will select from among its ranks a new Lead Independent Director and the Company will disclose its selection in the Current Report on Form 8-K to be filed with the SEC following the annual meeting to report the results of the meeting.

Overall Business Discussion
■Topics included quarterly financial results, end-markets, outsourcing trends, Covid-19, supply chain challenges, cash priorities, technology capabilities and our new corporate structure intended to create additional shareholder value.

Going forward, we intend to continue to regularly engage with our stockholders to obtain feedback on issues of importance to them, including our executive compensation program, to consider such feedback in implementing our future executive compensation programs and to disclose such feedback and the actions taken in response in future proxy statements.